UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
October 8, 2009
Date of Report (Date of earliest event reported)
STEWART INFORMATION SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02658 (Commission File Number)	74-1677330 (IRS Employer Identification No.)

1980 Post Oak Blvd. Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: 713-625-8100
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement
Purchase Agreement
On October 8, 2009, Stewart Information Services Corporation (the “Company”) entered into an Initial Purchaser Agreement (the “Purchase Agreement”) with FBR Capital Markets & Co. (the “Initial Purchaser”), providing for the offer and sale by the Company of $60 million aggregate principal amount of 6.00% Convertible Senior Notes due 2014 (the “Notes”) to the Initial Purchaser for resale to certain qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also granted the Initial Purchaser an option to purchase up to an additional $5.0 million aggregate principal amount of Notes to cover over-allotments, which option was exercised in full on October 9, 2009.
The closing of the sale of the $65 million aggregate principal amount of Notes occurred on October 15, 2009. The net proceeds to the Company, after deducting the Initial Purchaser’s discounts and commissions and the estimated offering expenses payable by the Company, are approximately $62.3 million.
The Purchase Agreement includes representations, warranties and covenants by the Company customary for agreements of this nature. It also provides for customary indemnification by each of the Company and the Initial Purchaser against certain liabilities arising out of or in connection with the sale of the Notes and customary contribution provisions in respect of those liabilities.
The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 1.1 and Exhibit 10.1 and incorporated herein by reference.
Indenture and the Notes
The Notes are governed by an indenture, dated as of October 15, 2009 (the “Indenture”) by and among the Company, the Guarantors (defined below) party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes bear interest at a rate of 6.00% per annum, accruing from October 15, 2009. Interest is payable semi-annually, in arrears, on April 15 and October 15 of each year, beginning on April 15, 2010. The Notes will mature on October 15, 2014, unless earlier converted, redeemed or repurchased, as described below. The Notes are senior unsecured obligations of the Company and will rank senior in right of payment with all existing and future indebtedness of the Company that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all of the Company’s existing and future indebtedness that is not so subordinated. The Notes effectively rank junior to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes are structurally junior to all existing and future indebtedness and liabilities incurred by the Company’s subsidiaries that are not Guarantors.
The Notes are fully and unconditionally guaranteed on a senior unsecured basis by Stewart Title Company, the Company’s indirect wholly-owned subsidiary (“STC”) and all of STC’s domestic wholly-owned subsidiaries (the “Guarantors”). The guarantees rank equally in right of payment to all existing and future unsecured senior indebtedness of the Guarantors and senior in right of payment to any future subordinated indebtedness of the Guarantors. The guarantees effectively rank junior to all existing and future secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness.
Except as described below, the Notes are convertible at the holder’s option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The Notes may be converted into shares of the Company’s common stock, $1.00 par value per share, at an initial conversion rate of 77.6398 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $12.88 per share of common stock), provided, however, that the Notes will be converted into a combination of shares of the Company’s common stock and cash, as further described below. The initial conversion rate is subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest on the Notes.
Because conversion in full of the Notes would result in the issue by the Company of more than 20% of its outstanding shares of common stock, the Company is required by the listing rules of the New York Stock Exchange to obtain the approval of the holders of its outstanding shares of common stock before the Notes may be converted into more than approximately 3,645,000 shares of the Company’s common stock. The Notes are initially convertible into 5,046,587 shares of the Company’s common stock.
Prior to the close of business on the day immediately preceding the earlier of receipt of shareholder approval or April 15, 2014, holders may surrender their Notes for conversion for a combination of cash and stock only under the following conditions (1) during any calendar quarter beginning after September 30, 2009 (and only during such calendar quarter), if the closing price of the Company’s common stock for at least 20 trading days during the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of the Company’s common stock on the applicable trading day; (2) during the five consecutive trading-day period after any five consecutive trading day-period during which the Trading Price (as defined in the Indenture) of the Notes was less than 98% of the product of the closing sale price per share of common stock on each such trading day multiplied by the applicable conversion rate in effect on each such trading day; (3) if specified corporate transactions occur as described further in the Indenture; or (4) if the Company’s shares are not listed on a national or regional securities exchange for 30 consecutive trading days.
Upon a Fundamental Change (as defined in the Indenture) prior to maturity of the Notes, holders may require the Company to repurchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest (including additional interest), if any, thereon up to (but excluding) the Fundamental Change Repurchase Date (as defined in the Indenture). The Notes are not redeemable at the Company’s option prior to maturity.
The Indenture contains customary terms and covenants, including that upon certain Events of Default (as defined in the Indenture) occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding may declare the entire principal amount of all the Notes, and the interest accrued on such Notes, if any, to be immediately due and payable. In the case of any Event of Default relating to certain events of bankruptcy, insolvency, receivership, rehabilitation or reorganization of the Company, the principal amount of the Notes together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.
The Company does not intend to file a registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. As a result, holders may only resell the Notes or common stock issued upon conversion of the Notes, if any, pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws.
The foregoing description of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the Indenture and form of Note, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Reference is made to the disclosure provided in response to Item 1.01 of this Current Report on Form 8-K, with respect to the issuance by the Company of the Notes to the Initial Purchaser, which disclosure is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities
Reference is made to the disclosure provided in response to Item 1.01 of this Current Report on Form 8-K, with respect to the issuance by the Company of the Notes to the Initial Purchaser, which disclosure is incorporated herein by reference.
On October 15, 2009, the Company issued $65 million aggregate principal amount of the Notes, pursuant to the Indenture. The Initial Purchaser of the Notes received an aggregate commission of approximately $2.3 million. The offer and sale of the Notes to the Initial Purchaser was not registered under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act as such transaction did not involve a public offering of securities. The Initial Purchaser then offered for resale the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchaser.
Based on the initial conversion rate of the Notes of 77.6398 shares of common stock per $1,000 principal amount of the Notes, the maximum number of shares of common stock issuable upon conversion of the Notes is 5,046,587 shares of the Company’s common stock. Because conversion in full of the Notes would result in the issue by the Company of more than 20% of its outstanding shares of common stock, the Company is required by the listing rules of the New York Stock Exchange to obtain the approval of the holders of its outstanding shares of common stock before the Notes may be converted into more than approximately 3.645 million shares of the Company’s common stock.

Item 8.01	Other Events
On October 9, 2009, the Company issued a press release announcing the pricing of the offering of the Notes. On October 15, 2009, the Company issued a press release announcing the closing of the offering of the Notes. Copies of each press release are attached to this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated by reference herein.
Neither the press releases or this Current Report on Form 8-K constitutes an offer to sell or the solicitation of an offer to buy securities. The Notes, the subsidiary guarantees and the underlying shares of common stock that may be delivered upon conversion of the Notes have not been registered under the Securities Act, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Item 9.01.	Financial Statements and Exhibits.
1.1	Initial Purchaser Agreement dated October 8, 2009 between Stewart Information Services Corporation and FBR Capital Markets & Co.

4.1	Indenture related to the 6.00% Convertible Senior Notes due 2014, dated as of October 15, 2009, by and between Stewart Information Services Corporation, the Guarantors party thereto, and Wells Fargo National Bank, as trustee.

4.2	Form of 6.00% Convertible Senior Note due 2014 (included in Exhibit 4.1).

10.1	Initial Purchaser Agreement dated October 8, 2009 between Stewart Information Services Corporation and FBR Capital Markets & Co. (incorporated by reference from Exhibit 1.1 of this Current Report on Form 8-K).

99.1	Press Release of Stewart Information Services Corporation, dated October 9, 2009, announcing the pricing of the Notes.

99.2	Press Release of Stewart Information Services Corporation, dated October 15, 2009, announcing the closing of the offering of the Notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2009	STEWART INFORMATION SERVICES CORPORATION
	By:	/s/ J. Allen Berryman
(J. Allen Berryman, Executive Vice President,
Secretary, Treasurer and Principal Financial Officer)